Venture Global Reports Third Quarter 2026 Results

Summary Financial Highlights

(in billions)	Three months ended September 30, 2026	Nine months ended September 30, 2026

Revenue	$4.8	$13.9
Income from operations	$2.3	$5.6
Net income[1]	$2.5	$4.4
Consolidated Adjusted EBITDA[2]	$2.6	$6.4

ARLINGTON, Va., November 10, 2026 – Venture Global, Inc. ("Venture Global," "we," or "our") (NYSE: VG) has reported financial results for the quarter ended September 30, 2026. As a reminder, Venture Global will host a conference call for investors and analysts beginning at 9:00 am Eastern Time (ET), November 10, 2026, to discuss third quarter results.
"Venture Global had an exceptional third quarter, with record sales and earnings, enabled by our team's best-in-class execution and LNG production at the high end of our anticipated range. We are proud to have commenced commercial operations at Plaquemines Phase 1 on October 31st and begun delivering on our long-term contracts at one of the fastest rates for a greenfield LNG project of this scale. Our strong operational performance and outlook on pricing have allowed us to raise the midpoint of our volume and Consolidated Adjusted EBITDA guidance for FY 2026, and we remain confident in our business heading into next year," said Venture Global CEO Mike Sabel.

"We are also excited about a potential new, additive line of business for the Company: expanding our existing and proven capabilities building and operating an island-mode power and infrastructure network to be able to offer an off-grid AI utility to support data centers. Venture Global can provide access to island-mode power, land, closed-loop water systems, American natural gas supply, our in-house EPC, and track record of execution as the market dictates to support compute capacity for the country’s AI race. By leveraging this natural extension of our Company’s core competencies, we can solve for the predominant challenges to the data center build out similar to how we solved the key speed and scale challenges for the LNG market.”

Key financial highlights include:
•Generated strong third quarter 2026 financial results:
◦Revenue of $4.8 billion, an increase of 43% from Q3 2025, bringing year-to-date revenue to nearly $14 billion
◦Income from operations of $2.3 billion, an increase of 74% from Q3 2025
◦Net income1 of $2.5 billion, an increase of 493% from Q3 2025
◦Consolidated Adjusted EBITDA2 of $2.6 billion, an increase of 69% from Q3 2025
•Exported 124 cargos and sold 465.8 TBtu of liquefied natural gas ("LNG"), an increase of 24 cargos and 92.8 TBtu sold, or 25%, from Q3 2025.
•Commenced commercial operations (reaching the commercial operations date, or "COD") at Phase 1 of the Plaquemines Project and the sale of low-cost LNG to long-term customers on October 31, 2026, in just over 53 months from the project's final investment decision ("FID") making it one of the fastest greenfield projects ever completed.
1     Net income as used herein refers to net income attributable to common stockholders on our condensed consolidated statements of operations.
2    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA includes portions attributable to non-controlling interests.

•Announced frame agreements with GE Vernova and Baker Hughes Energy Services in October 2026 for up to 16 new, 720 MW power islands and associated power transformer and grid equipment, to support potential expansion of our existing off-grid, island-mode power network. This staged, market-driven expansion could enable Venture Global to support the build out of data centers.
•Increased Consolidated Adjusted EBITDA guidance to $10.0 - $10.3 billion1, up from $8.7 - $9.1 billion, which assumes a weighted average liquefaction fee of $21.00/MMBtu - $22.00/MMBtu for our remaining unsold cargos, in line with current forward curves.
•Increased contracted 2026 cargos to 99% of available cargos at a weighted average liquefaction fee of $6.46/MMBtu.
•Tightened and raised the midpoint of the expected cargo range to 509 - 518 from 500 - 518 for 2026.
•Tightened delivery window for expected timeline for the start of LNG production at the CP2 Project to mid-year 2027, just 24 months after Phase 1 FID.
•Expanded total assets as of September 30, 2026 to $68.1 billion, an increase of $18.0 billion from $50.1 billion as of September 30, 2025.
•Executed 2.0 MTPA of new or increased 20-year LNG offtake agreements during and following the third quarter:
◦Entered a new 20-year SPA with ConocoPhillips to sell 1.0 mtpa starting in 2030;
◦Entered a new 20-year sales and purchase agreement ("SPA") with China Gas to sell 0.5 mtpa starting at COD for the CP2 Expansion Project; and
◦Increased a 20-year SPA by 0.5 mtpa with an existing high credit quality customer.
•Other recent key financial milestones achieved during the third quarter through today:
◦Venture Global LNG, Inc. ("VGLNG") secured a $3.0 billion 364-day revolving credit facility to be used for general corporate purposes, including to fund certain project costs for CP2 Expansion and Plaquemines Expansion Projects;
◦Since the start of 2026, repaid $2.8 billion of the $3.0 billion Equity Bridge Loan supporting the CP2 Project construction.

LNG Facility Updates

Calcasieu Pass: In the third quarter, the Calcasieu facility produced 37 cargos in line with prior expectations and surpassing our SPA obligations. With cooler weather and completion of summer maintenance, we expect modestly higher fourth quarter production. For 2027, we are planning incremental investments during the year which we expect should help enhance production volumes from the facility starting late next year.
Plaquemines: We commenced commercial operations at Phase 1 of the Plaquemines Project on October 31, 2026, and as of today have loaded six cargos for our SPA customers. COD for Plaquemines Phase 2 remains on target for mid-2027. We continue to progress early development of the Plaquemines brownfield expansion and have now ordered much of the long lead-time equipment including eight liquefaction trains and gas compressor systems for the Cloud Connector Pipeline to support Phase 1 of the expansion. Subject to regulatory approvals, we are targeting FID in mid 2027 and first LNG in 2029.

CP2: Construction at our CP2 Project continues to advance well, and given the tremendous progress we have made since Phase 1 FID in July 2025, we are narrowing the timeline for first LNG production to mid-year 2027. We now have 24 of the 36 liquefaction modules on site, as well as much of the gas pretreatment and power equipment. This should position the project to begin production approximately two years from FID, which we believe is substantially faster than any other LNG project of this scale to date. We are also making progress on the 10 mtpa CP2 brownfield expansion and are targeting FID in early 2027 with first production in late 2028.

1 We do not provide a reconciliation of forward-looking amounts of Consolidated Adjusted EBITDA to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Many of the adjustments and exclusions used to calculate the projected Consolidated Adjusted EBITDA may vary significantly based on actual events, so we are not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to provide a GAAP calculation of these projected amounts. The amounts of these adjustments may be material and, therefore, could result in the GAAP measure being materially different from (including materially less than) the projected non-GAAP measures. The guidance in this press release is only effective as of the date it is given and will not be updated or affirmed unless and until we publicly announce updated or affirmed guidance.

Island-Mode AI Utility Frame Agreement Updates

In October 2026, Venture Global entered into frame agreements with GE Vernova and Baker Hughes Energy Services for up to 16 new, 720 MW power island units and associated power transformer and grid equipment. The agreements support the company's potential expansion of its existing island-mode power and infrastructure network to support the country’s data center buildout.

This marks a defining step in Venture Global's evolution into what we believe will be the first fully vertically integrated AI Utility, combining energy and infrastructure as a single turnkey offering supporting America's data centers. These agreements create a flexible framework to obtain such power generation and transformer equipment, among the scarcest resources in the market today. In this way, we believe Venture Global is able to solve one of the biggest constraints on new compute capacity and can deliver power to customers years ahead of traditional grid-connected timelines. The agreements build directly on the strengths we have developed over more than a decade of delivering large-scale LNG infrastructure: approximately 15,000 acres of controlled land, access to roughly 13 bcf/d of pipeline capacity, about 4 GW of existing power, and a 1,000-person in-house execution and EPC team with deep experience designing, constructing, commissioning, and operating island-mode grids. With two sites in Cameron and Plaquemines Parishes, about 250 miles apart, Venture Global expects to offer reliable, large-scale compute capacity without any reliance on public electricity or water supply.

We believe Venture Global is positioned to begin delivering compute capacity in late 2028 and to scale to approximately 5 GW by the end of 2031. This disciplined approach mirrors our proven LNG model and creates a growth platform that complements our existing business.

Summary and Review of Financial Results

(in millions, except LNG data)	Three months ended September 30,			Nine months ended September 30,
	2026	2025	% Change	2026	2025	% Change

Revenue	$4,756	$3,329	43%	$13,933	$9,324	49%
Income from operations	$2,295	$1,320	74%	$5,634	$3,438	64%
Net income[1]	$2,546	$429	493%	$4,381	$1,193	267%
Consolidated Adjusted EBITDA[2]	$2,583	$1,525	69%	$6,446	$4,264	51%
LNG volumes exported:
Cargos	124	100	24%	381	252	51%
TBtu	467.1	371.8	26%	1,432.6	936.3	53%
LNG volumes sold (TBtu)	465.8	373.0	25%	1,413.0	930.5	52%

Net income1 and Consolidated Adjusted EBITDA2 increased approximately $2.1 billion and $1.1 billion, respectively, for the three months ended September 30, 2026 as compared to the same period in 2025. These increases were primarily driven by higher LNG sales volumes, predominantly from the Plaquemines Project as a result of commissioning progress, and higher LNG sales prices net of the costs of feed gas.

Net income1 and Consolidated Adjusted EBITDA2 increased approximately $3.2 billion and $2.2 billion, respectively, for the nine months ended September 30, 2026, as compared to the same period in 2025. These increases were primarily driven by higher LNG sales volumes, predominantly from the Plaquemines Project as a result of commissioning progress, partially offset by lower LNG sales prices net of the costs of feed gas primarily due to the Calcasieu Project's transition from selling LNG under LNG Commissioning Sales Agreements to under post-COD SPAs in April 2025.
1    Net income as used herein refers to net income attributable to common stockholders on our Condensed Consolidated Statements of Operations.
2    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA includes portions attributable to non-controlling interests.

2026 Outlook

Our updated guidance for 2026 is as follows:
•Consolidated Adjusted EBITDA1 guidance for the full year 2026 is $10.0 billion - $10.3 billion.
◦As noted in previous quarters, changes in natural gas prices, both domestic and international, could impact Consolidated Adjusted EBITDA guidance. We assume a fixed liquefaction fee range of $21.00/MMBtu - $22.00/MMBtu for our remaining unsold cargos in 2026 in support of our guidance, reflecting market forward prices and recently executed cargo sales.
◦+/- $1.00/MMBtu change in fixed liquefaction fees will impact our full year 2026 Consolidated Adjusted EBITDA by $20 million - $30 million.
•We expect to export 152 - 154 cargos from the Calcasieu Project and 357 - 364 cargos from the Plaquemines Project in 2026.

Declaration of Dividend

Venture Global, Inc. has announced that its board of directors declared a cash dividend of $0.04 per share on its Class A common stock and Class B common stock. The dividend is payable on December 31, 2026 to shareholders of record as of the close of business on December 15, 2026.

Webcast and Conference Call Information

Venture Global will host a conference call to discuss third quarter 2026 results and provide guidance for the fiscal year 2026 at 9:00 am Eastern Time (ET) on November 10, 2026. The live webcast of Venture Global’s earnings conference call can be accessed at our website at www.ventureglobal.com along with the earnings press release, financial tables, and slide presentation. After the conclusion of the webcast, a replay will be made available on the Venture Global website.

About Venture Global

Venture Global is an American producer and exporter of low-cost U.S. LNG with over 100 MTPA of capacity in production, construction, or development. Venture Global began producing LNG from its first facility in 2022 and is now one of the largest LNG exporters in the United States. The company’s vertically integrated business includes assets across the LNG supply chain including LNG production, natural gas transport, shipping and regasification. The company’s first three projects, Calcasieu, Plaquemines, and CP2, are located in Louisiana along the Gulf of America. Venture Global is developing carbon capture and sequestration projects at each of its LNG facilities.

Forward-Looking Statements

This press release contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included herein are “forward-looking statements.” In some cases, forward-looking statements can be identified by terminology such as “may,” “might,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, expectations regarding the development, construction, commissioning and completion of our projects, expectations regarding sales of LNG cargos, estimates of the cost of our projects and schedule
1    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information. Consolidated Adjusted EBITDA includes portions attributable to non-controlling interests. For 2026, the non-controlling interest share of Consolidated Adjusted EBITDA is projected to be $145 million - $155 million.

to construct and commission our projects, our anticipated growth strategies and anticipated trends impacting our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including: our potential inability to maintain profitability, maintain positive operating cash flow and ensure adequate liquidity in the future, including as a result of the significant uncertainty in our ability to generate proceeds and the amount of proceeds that will regularly be received from sales of uncontracted commissioning cargos and excess cargos due to volatility and variability in the LNG markets; our need for significant additional capital to construct and complete projects, including some of our existing projects, future projects, potential bolt-on expansions and related assets, and our potential inability to secure such financing on acceptable terms, or at all; our potential inability to construct or operate all of our proposed LNG facilities or pipelines or any additional LNG facilities or pipelines beyond those currently planned, including any of the bolt-on expansion opportunities which we have identified, and to produce LNG in excess of our nameplate capacity, which could limit our growth prospects, including as a result of delays in obtaining regulatory approvals or inability to obtain requisite regulatory approvals to complete construction during our estimated development periods; significant operational risks related to our natural gas liquefaction and export projects, including our existing projects and any potential bolt-on expansions, any future projects we develop, our pipelines, our LNG tankers, and our regasification terminal usage rights; our potential inability to accurately estimate costs for our projects, and the risk that the construction and operations of natural gas pipelines and pipeline connections for our projects suffer cost overruns and delays related to obtaining regulatory approvals, development risks, labor costs, unavailability of skilled workers, operational hazards and other risks; the uncertainty regarding the future of international trade agreements and the United States’ position on international trade, including the effects of tariffs as well as the effects of ongoing legal challenges to tariffs and reimbursements of tariffs; our current and potential involvement in disputes and legal proceedings, including the arbitrations and other proceedings currently pending against us and the possibility and magnitude of negative outcomes in any such dispute or proceeding and the potential impact thereof on our results of operations, liquidity and our existing contracts; our potential inability to enter into the necessary contracts to construct our projects, or any potential bolt-on expansion, on a timely basis or on terms that are acceptable to us; our potential inability to enter into Contracted SPAs with customers for, or to otherwise sell, an adequate portion of the total expected nameplate capacity at our projects, or any potential bolt-on expansion, or any future projects we develop; our dependence on our EPC contractors and suppliers for the successful completion of our projects and delivery of our LNG tankers, including the potential inability of our contractors to perform their obligations under their contracts; various economic and political factors, including opposition by environmental or other public interest groups, or the lack of local government and community support required for our projects, which could negatively affect the permitting status, timing or overall development, construction and operation of our projects; the effects of FERC regulation on our interstate natural gas pipelines and their FERC gas tariffs; the risk that the natural gas liquefaction system and mid-scale design we utilize at our projects will not achieve the level of performance or other benefits that we anticipate; potential additional risks arising from the duration of and the phased commissioning start-up of our projects; the potential risk that our customers or we may terminate our SPAs if certain conditions are not met or for other reasons; potential decreases in the price of natural gas and its related impact on our ability to pay the cost of gas transportation, the payment of a premium by us for feed gas relative to the contractual price we charge our customers, or other impacts to the price of natural gas resulting from inflationary pressures, including from the disruption in international oil and natural gas supply chains caused by the ongoing conflict in Iran and decline in commercial traffic in the Strait of Hormuz; the potential negative impacts of seasonal fluctuations on our business; the risks related to the development and/or contracting for additional gas transportation capacity to support the operation and expansion capacity of our LNG projects; the risks related to the management and operation of our LNG tanker fleet and our future regasification terminal usage rights; the risks related to our potential expansion into data center infrastructure for compute and AI utility, as well as our ability to compete in this rapidly evolving industry; the potential effects of existing and future environmental and similar laws and governmental regulations on compliance costs, operating and/or construction costs and restrictions; our potential inability to obtain, maintain or comply with necessary permits or approvals from governmental and regulatory agencies on which the construction of our projects depends, including as a result of opposition by environmental and other public interest groups; our indebtedness levels, and the fact that we may be able to incur substantially more indebtedness, which may increase the risks created by our substantial indebtedness. For more information on these and other factors that could cause our results to differ materially from expected results, please refer to the risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. In addition, please note that the date of this press release is November 10, 2026, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Contacts

Investors:
Ben Nolan
IR@ventureglobalLNG.com

Media:
Shaylyn Hynes
press@ventureglobalLNG.com

VENTURE GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share information)
(unaudited)1

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

REVENUE	$4,756	$3,329	$13,933	$9,324

OPERATING EXPENSE
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,744	1,388	6,188	3,866
Operating and maintenance expense	303	245	908	714
General and administrative expense	113	105	322	313
Development expense	33	53	102	292
Depreciation and amortization	268	218	779	701
Total operating expense	2,461	2,009	8,299	5,886

INCOME FROM OPERATIONS	2,295	1,320	5,634	3,438

OTHER INCOME (EXPENSE)
Interest income	43	27	97	121
Interest expense, net	(486)	(421)	(1,419)	(1,007)
Gain (loss) on interest rate swaps	1,368	(144)	1,507	(448)
Loss on financing transactions	(32)	(141)	(141)	(204)
Loss on foreign currency transactions	—	(4)	(1)	(4)
Total other income (expense)	893	(683)	43	(1,542)

INCOME BEFORE INCOME TAX EXPENSE	3,188	637	5,677	1,896
Income tax expense	560	87	1,007	354
NET INCOME	2,628	550	4,670	1,542

Less: Net income attributable to redeemable stock of subsidiary	—	44	47	121
Less: Net income attributable to non-controlling interests	15	10	40	26
Less: Dividends on VGLNG Series A Preferred Shares	67	67	202	202
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,546	$429	$4,381	$1,193

BASIC EARNINGS PER SHARE
Net income attributable to common stockholders per share—basic	$1.02	$0.18	$1.76	$0.49
Weighted average number of shares of common stock outstanding—basic	2,506	2,433	2,486	2,418

DILUTED EARNINGS PER SHARE
Net income attributable to common stockholders per share—diluted	$0.96	$0.16	$1.66	$0.45
Weighted average number of shares of common stock outstanding—diluted	2,646	2,641	2,641	2,639
1    Refer to the Venture Global, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the Securities and Exchange Commission.

VENTURE GLOBAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share information)
(unaudited)1

	September 30, 2026	December 31, 2025

ASSETS
Current assets
Cash and cash equivalents	$3,420	$2,355
Restricted cash	172	195
Accounts receivable	1,054	918
Inventory, net	304	253
Derivative assets	122	65
Prepaid expenses and other current assets	151	254
Total current assets	5,223	4,040
Property, plant and equipment, net	57,368	46,588
Right-of-use assets	996	737
Noncurrent restricted cash	1,535	875
Deferred financing costs	841	543
Noncurrent derivative assets	1,566	216
Other noncurrent assets	579	447
TOTAL ASSETS	$68,108	$53,446

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$863	$737
Accrued and other liabilities	3,220	2,795
Current portion of debt, net	1,694	812
Total current liabilities	5,777	4,344
Long-term debt, net	42,918	33,393
Noncurrent operating lease liabilities	988	696
Deferred tax liabilities, net	3,249	2,320
Other noncurrent liabilities	683	697
Total liabilities	53,615	41,450

Redeemable stock of subsidiary	—	1,696
Equity
Venture Global, Inc. stockholders' equity
Class A common stock, par value $0.01 per share (548 million and 488 million shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively)	5	4
Class B common stock, par value $0.01 per share (1,969 million shares issued and outstanding as of September 30, 2026 and December 31, 2025)	20	20
Additional paid in capital	2,357	2,238
Retained earnings	8,911	4,720
Accumulated other comprehensive loss	(229)	(239)
Total Venture Global, Inc. stockholders' equity	11,064	6,743
Non-controlling interests	3,429	3,557
Total equity	14,493	10,300
TOTAL LIABILITIES AND EQUITY	$68,108	$53,446

1    Refer to the Venture Global, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

This earnings release contains references to Consolidated Adjusted EBITDA, which is not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”).

We believe Consolidated Adjusted EBITDA provides investors and other users of our consolidated financial statements with useful supplemental information to evaluate the financial performance of our business on an unleveraged basis, to enable comparison of our operating performance across periods. Consolidated Adjusted EBITDA also allows investors and other users of our financial statements to evaluate our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.

We define Consolidated Adjusted EBITDA as net income attributable to common stockholders of Venture Global, Inc., as determined in accordance with GAAP, adjusted to exclude net income attributable to non-controlling interests, income taxes, gain/loss on interest rate swaps, gain/loss on financing transactions, interest expense, net of capitalized interest, interest income, depreciation and amortization, stock-based compensation expense, gain/loss from changes in the fair value of forward natural gas supply contracts, and gain/loss from changes in exchange rates on foreign currency transactions. We believe the exclusion of these items enables investors and other users of our consolidated financial statements to assess our sequential and year-over-year performance and operating trends on a more comparable basis.

Consolidated Adjusted EBITDA has material limitations as an analytical tool and should be viewed as a supplement to and not a substitute for measures of performance, financial results and cash flow from operations calculated in accordance with GAAP. For example, Consolidated Adjusted EBITDA excludes certain recurring, non-cash charges such as stock-based compensation expense and gain/loss from changes in the fair value of forward natural gas supply contracts, and does not reflect changes in, or cash requirements for, our working capital needs. In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Consolidated Adjusted EBITDA does not reflect cash requirements for such replacements. Other companies, including companies in our industry, may also calculate Consolidated Adjusted EBITDA differently, which may limit its usefulness as a comparative measure.

The following table reconciles our Consolidated Adjusted EBITDA for the three and nine months ended September 30, 2026 and 2025 (in millions) to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP:

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,546	$429	$4,381	$1,193
Net income attributable to non-controlling interests	82	121	289	349
Income tax expense	560	87	1,007	354
Loss on foreign currency transactions	—	4	1	4
Loss on financing transactions	32	141	141	204
(Gain) loss on interest rate swaps	(1,368)	144	(1,507)	448
Interest expense, net	486	421	1,419	1,007
Interest income	(43)	(27)	(97)	(121)
INCOME FROM OPERATIONS	$2,295	$1,320	$5,634	$3,438
Depreciation and amortization	268	218	779	701
Stock based compensation expense	10	11	37	34
(Gain) loss from changes in fair value of other derivatives[1]	10	(24)	(4)	91
Consolidated Adjusted EBITDA	$2,583	$1,525	$6,446	$4,264
1     Change in fair value of forward natural gas supply contracts.